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                                                                      EXHIBIT 99


(GAYLORD ENTERTAINMENT LOGO)                             INFORMATION FOR RELEASE


                  GAYLORD ENTERTAINMENT COMPANY CLOSES SALE OF
                    WORD ENTERTAINMENT TO WARNER MUSIC GROUP


NASHVILLE, Tenn. (Jan. 7, 2002) - Gaylord Entertainment Company (NYSE:GET), the hospitality and entertainment company whose holdings include the Gaylord Hotels and the Grand Ole Opry, today announced that it has completed the sale of its Word Entertainment division to Warner Music Group (WMG) for $84.1 million in cash. The previously announced sale reinforces Gaylord's strategy to focus on its core and profitable hospitality and entertainment businesses.

Word Entertainment is a leading player in the multi-faceted contemporary Christian music industry. The company is home to more than 30 active artists on several record labels and has approximately 45 Christian songwriters under contract. Deutsche Banc Alex. Brown Inc., served as financial advisor to Gaylord on this transaction.

Gaylord Entertainment Company is a diversified hospitality and entertainment company headquartered in Nashville, Tenn., and its stock is traded on the New York Stock Exchange (symbol: GET). Among its businesses are the Gaylord Hotels, the Grand Ole Opry, Acuff-Rose Music Publishing, and WSM Radio.


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Media Contact: Beth Peden
E-mail: bpeden@gaylordentertainment.com
Telephone: 615-316-6552

Investor Contact: David Kloeppel
E-mail: dkloeppel@gaylordentertainment.com
Telephone: 615-316-6101